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                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
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March 9, 2001



Dear Wisconsin Central System employee:


Recently Paul Tellier, President and Chief Executive Officer of Canadian National joined me for an evening meeting with some employees and spouses from Stevens Point shortly after our merger announcement.

During the meeting, employees asked Mr. Tellier questions about the merger and especially about how this transaction would impact employees. Following the session, Mr. Tellier told the participants that he would send a more detailed response to their questions and make it available to all WC employees.

The attached Question & Answer paper from Paul Tellier is the result of that meeting at Stevens Point and also includes responses to questions addressed to Hunter Harrison in Fond du Lac two weeks ago. Both executives stressed CN's desire to retain as much of WC's talented work force as possible. I encourage each of you to read these Qs&As. This paper should answer some of the concerns you may have. Development of the operating plan for the merged company is underway; details will be forthcoming over the next several weeks.

If you have other questions or concerns about our planned merger with Canadian National, please address them to me. If I can answer them, I will. If I can't, I will forward them to Mr. Tellier for his reply.

You can expect to hear more from CN about the merger as the process unfolds. Their openness and willingness to deal with your questions and concerns will help to make this transition as easy as possible.

Sincerely,



J. Reilly McCarren
President
Chief Executive Officer

Attachment

Responding to employee issues and concerns

Following the announcement that Canadian National and Wisconsin Central intend to merge the two railroads, Paul M. Tellier, President and Chief Executive Officer and E. Hunter Harrison, Executive Vice President and Chief Operating Officer of CN visited with WC employees at Stevens Point and Fond du Lac. During these events, employees asked a number of questions.

So that all WC employees have the same information, attached for your information are the questions your colleagues raised and the responses from Mr. Tellier and Mr. Harrison.

Q1. What type of displacement or relocation protection are you offering to WC employees?

A. We do not expect to file our application with the Surface Transportation Board until some time in April, so we really don't know what will be necessary yet since the labor impact analysis has not been completed. I can tell you that my goal is to keep WC people working.

         To keep good people may not mean that all of you will be doing the same job in the same place, so we will provide re-training and relocation assistance. And when appropriate we will provide so-called New York Dock protection. Canadian National has demonstrated in the past that it is a generous company when we have had to restructure our staff.

         But, I expect to grow the business and WC territory will be part of that growth.

Q2.      Will my pay be affected by the acquisition of WC by CN?

A. Our goal is to have this transaction approved before the end of this year. Assuming our merger is approved this year, we will maintain existing compensation programs for 24 months after the effective date of the merger and interim increases will be consistent with past practice and your collective bargaining agreements. CN will also respect existing pay cycles. After that time, it is our intent that employees will receive a compensation package at least the same, if not better, in the aggregate, than they receive today.

         Any changes to compensation programs will be communicated and discussed with the affected groups well in advance of implementation.

Q3.      Will my 401(k) change?

A. On our U.S. properties, compensation programs for CN management employees include a matching employer contribution for 401(k) participants. Under the terms of several of our collective bargaining agreements on the IC and CCP properties, employees also receive, as part of their compensation, a matching employer contribution on deferred wages.

         For two years after the merger, we intend to maintain your present 401(k) plans. After the end of the two year period, it is our intention that your compensation, including your 401(k) program will equal, if not exceed in the aggregate, the level today.

Q4.      What will happen to our benefits?

A. Your medical plan, vacation and other benefits will be maintained for 24 months after the effective date of the merger, consistent with company policy and collective bargaining agreements. The benefit plans for employees of CN are different than those at WC - so we will study both to determine what if any changes are needed to provide appropriately consistent programs. It is our intent that your total benefits package however, will be at least the same, if not better in the aggregate, after the two-year period.

         Any changes will be communicated and discussed with affected groups well in advance of implementation.

Q5.      Will there be a stock purchase plan for employees?

A. CN will offer WC employees an opportunity to participate in the Employee Share Investment Plan shortly after the effective date of the merger. If you participate in the plan, you can contribute up to six percent of your salary through payroll deduction and at the end of the year, CN will add 35 cents for every dollar you have invested through the year.

Q6.      Will we get financial help to relocate to a new job on the system?

A. Yes. After the merger is complete, and if you have to move to take a new job, you will be covered by CN's current relocation policy. This policy includes home sale and equity protection, lease cancellation, cost of living assistance and the movement of household goods.

         Relocation assistance for employees covered by the terms of New York Dock will be provided in accordance with New York Dock.

Q7. What severance benefits are available if I lose my job because of the merger?

A. Management employees will be covered by CN's U.S. separation policy. Under this policy, for 24 months after the effective date of the merger, employees who are severed will receive protection equal to one month of salary for each year of service up to a maximum of 12 months salary. No employee will receive less than a six-month severance payment if they are involuntarily terminated without cause.

         New York Dock protective benefits apply to certain hourly employees and subordinate management officials. If you are eligible for New York Dock benefits, whether you are unionized or not, you will receive severance benefits consistent with those provisions.

         Our goal is to retain good and talented employees and we will re-train people for new positions and we will help people to relocate when necessary.

Q8.      Is an outplacement service available?

A. Yes. Employees covered by the new separation policy that comes into effect with the merger are offered outplacement assistance.


Q9. Will re-training be available for those whose jobs are cut? What kind of training is available?

A. At CN, we invest in people for the long term. We are always prepared to find ways to keep good employees, including training, to help them fill other positions in the company.

         Training people for the skills and knowledge they need on the job is a strategic investment. Employees will have access to the company's management and business courses and to the full range of technical courses designed for the regulatory environment. Training will be offered locally as soon as requirements are assessed following the merger.

Q10. Will WC be operated as a division, or will it be consolidated into another division?

A. There has been no decision yet. A lot of work remains to be done to decide the best structure going forward.


Q11.     What do you intend to do with the Algoma Central?

A. The Algoma Central operates today as a separate unit within the WC network. There are no plans at this time to change that. Should this change and employees be affected, applicable Canadian severance benefits will be available.


Q12. If WC employees have to relocate to a CN workplace, how will seniority be affected?

A. This is a very complex area. If WC employees transfer to a CN workplace covered by the terms of collective bargaining agreements, we will need to discuss the issue of seniority of WC employees with the union leaders representing our current employees. We will involve WC employees and managers in this process and will also include union leaders where they represent WC people.

         Our objective is to retain good people and to ensure the outcome is fair to all employees.

Q13.     Did you shortline any lines or segments as a result of CN-IC?

A.       No.

Q14.     Does CN have incentive programs?

A. Yes. This past year we distributed to management and non-management employees about $65 million in performance incentives. Through the gainsharing program for unionized employees, the average payout was in the range of 2-3% of base earnings per employee.